EXHIBIT 4.11

CERTIFICATE OF DESIGNATION OF

SERIES C PREFERRED CONVERTIBLE STOCK

OF

TPT GLOBAL TECH, INC.

It is hereby certified that:

1.       The name of the Company (hereinafter called the "Company") is TPT Global Tech, Inc., a Florida corporation.

2.       The Certificate of Incorporation of the Company authorizes the issuance of One Hundred Million (100,000,000) shares of preferred stock, $0.001 par value per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one (1) or more Series by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

3.       The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series C issue of Preferred Stock:

RESOLVED, that Three Million (3,000,000) of the One Hundred Million (100,000,000) authorized shares of Preferred Stock of the Company shall be designated Series C Preferred Stock, $0.001 par value per share, and shall possess the rights and preferences set forth below:

Section 1. Designation and Amount. The shares of such series shall have $0.001 par value per share and shall be designated as Series C Preferred Stock (the "Series C Preferred Stock") and the number of shares constituting the Series C Preferred Stock shall be Three Million (3,000,000).

Section 2. Rank. The Series C Preferred Stock shall rank: (i) subordinate to the Series A and Series B Preferred Stock (“Senior Securities”); but (ii) senior to all of the Company's Common Stock, $0.001 par value per share ("Common Stock"); and (iii) senior to any Series or series of capital stock of the Company hereafter created (collectively, with the Common Stock, "Junior Securities"). In each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

Section 3. Dividends. The Series C Preferred Stock shall bear no dividend.

Section 4. Liquidation Preference.

(a)       In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of shares of Series C Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Certificate of Incorporation or any Certificate of Designation, and prior in preference to any distribution to Junior Securities, an amount per share equal to $2.00 per share. If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series C Preferred

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Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series C Preferred Stock, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series C Preferred Stock, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Certificate of Incorporation and any certificate(s) of designation relating thereto.

(b)       Upon the completion of the distribution required by subsection 4(a), if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted certificate(s) of designation.

Section 5. Conversion. The record Holders of this Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights").

(a)       Right to Convert. Each record Holder of Series C Preferred Stock shall be entitled (at the times and in the amounts set forth below), and subject to the Company's right of redemption set forth in Section 6(a), at the office of the Company or any transfer agent for the Series C Preferred Stock (the "Transfer Agent"), to convert shares of Series C Preferred Convertible Stock in whole or in part into Common Stock (in multiples of one (1) share of Series C Preferred Stock) as follows:

The Holders of the Series C Preferred Stock shall, collectively have the right to convert all or part of their shares into that number of authorized but unissued common shares of the Company, as follows:

Conversion to Common. The holder of Series C Preferred Share may convert all or any part of the Preferred to common shares at the conversion price of $0.15 upon notice as set forth hereafter.

(b)       Mechanics of Conversion. In order to convert Series C Preferred Stock into shares of Common Stock the Holder shall (i) fax or deliver via electronic mail on the date of conversion (the "Conversion Date") to the Company at the office of the Company or the Transfer Agent for the Series C Preferred Stock stating that the Holder elects to convert, which Notice of Conversion shall specify the date of conversion, the number of shares of Series C Preferred Stock to be converted, the applicable conversion price and a calculation of the number of shares of Common Stock issuable upon such conversion together with a copy of the front page of each certificate to be converted, and (ii) surrender to a common courier for delivery to the office of the Company or the Transfer Agent, the original certificate(s) representing the Series C Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for transfer; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Company or its Transfer Agent as provided above, or the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen, or destroyed (subject to the requirements of subparagraph (i) below). Upon receipt by the Company of a facsimile copy of a Notice of Conversion, Company shall immediately send, via facsimile or email, a confirmation of receipt of the Notice of Conversion to Holder which shall specify that the Notice of Conversion has been received and the name

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and telephone number of a contact person at the Company whom the Holder should contact regarding information related to the Conversion. In the case of a dispute as to the calculation of the conversion Rate, the Company shall promptly issue to the Holder the number of Shares that are not disputed and shall submit he disputed calculations to its outside accountant via facsimile within three (3) days of receipt of Holder's Notice of Conversion. The Company shall cause the accountant to perform the calculations and notify Company and Holder of its results no later than forty-eight (48) hours from the time it receives the disputed calculations. Accountant's calculations shall be deemed conclusive absent manifest error.

(i)       Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series C Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if Holder contemporaneously requests the Company to convert such Series C Preferred Stock into Common Stock.

(ii)       Delivery of Common Stock Upon Conversion. The Transfer Agent or the Company (as applicable) shall, no later than the close of business on the third (3rd) business day (the "Deadline") after receipt by the Company or the Transfer Agent of a facsimile copy of a Notice of Conversion or upon Automatic Conversion and receipt by Company or the Transfer Agent from the Holder of all necessary documentation duly executed and in proper form required for conversion, including the original Preferred Stock Certificates to be converted (or after provision for security or identification in the case of lost or destroyed certificates, if required), issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery to the Holder at the address of the Holder as shown on the stock records of the Company a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid.

(iii)       No Fractional Shares. If any conversion of the Series C Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be the next lower number of shares.

(c)       Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available or make provision to increase, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series C Preferred Stock into Common Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(d)       Adjustment to Conversion Rate

(i)       Adjustment to Fixed Conversion Price Due to Stock Split, Stock Dividend, Etc. if prior to the conversion of the Series C Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price shall be

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proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased.

(ii)        Adjustment Due to Merger, Consolidation, Etc. If, prior to the conversion of all Series C Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another Series of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company’s assets, then the Holders of Series C Preferred Stock shall thereafter have the right to receive upon conversion of Series C Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets ("New Assets") which the Holder would have been entitled to receive in such transaction had the Series C Preferred Stock been convertible into New Assets from the date hereof, at the market price of such New Assets on the date of conversion, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series C Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the conversion price and of the number of shares of Common Stock issuable or New Assets deliverable upon conversion of the Series C Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise here.

(iii) No Fractional Shares. If any adjustment under this Section 5 would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next lower number of shares.

Section 6. Redemption by Company. None. The Company has no redemption right.

Section 7. Voting Rights. The Record Holders of the Series C Preferred Shares shall have the right to vote on any matter with holders of common stock voting together as one (1) Series. The Record Holders of the 3,000,000 Series C preferred Shares shall have that number of votes (identical in every other respect to the voting rights of the holders of common stock entitled to vote at any Regular or Special Meeting of Shareholders) equal to that number of common shares on a one (1) to one (1) basis which Florida law provides may or must be approved by vote or consent of the holder of common shares or the holders of other securities to vote, if any.

The Record Holders of the Series C Preferred Shares shall be entitled to the same notice of any Regular or Special Meeting of the Shareholders as may or shall be given to holders of common shares entitled to vote at such meetings.

For purposes of determining a quorum for any Regular or Special Meeting of the shareholders, the 2,000,000 Series C Preferred Shares shall be included and shall be deemed as the equivalent of 2,000,000 shares of common stock represented in and entitled to vote at such meetings or less if some of the Series C Preferred Shares have already been converted to common shares.

Section 8. Status of Converted or Redeemed Stock. In the event any shares of Series C Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be cancelled, and shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series C Preferred Stock.

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Section 9. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one (1) or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series C Preferred Stock.

TPT GLOBAL TECH, INC.

By: __________________________________

President

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